Exhibit 5.1 - Opinion of McGuireWoods LLP - Validity of the Asset Backed Notes

                        [Letterhead of McGuireWoods LLP]



                                  July 5, 2002



DC Funding International, Inc.
Third Floor, Suite 288
2 Reid Street
Hamilton HM 11
Bermuda

                       FNANB Credit Card Master Note Trust
                               Asset Backed Notes
                       Registration Statement on Form S-3

Ladies and Gentlemen:

                  We have acted as counsel to DC Funding International, Inc., a Delaware corporation ("DC Funding"), and the FNANB Credit Card Master Trust (the "Certificate Trust") in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement") registering Asset Backed Notes secured by a Collateral Certificate representing an undivided interest in certain assets of the Certificate Trust (the "Notes"). As described in the Registration Statement, the Notes of a particular series will be issued pursuant to a Master Indenture (the "Master Indenture") between the FNANB Credit Card Master Note Trust (the "Issuer") and JPMorgan Chase Bank, as indenture trustee (the "Indenture Trustee"), substantially in the form filed as Exhibit 4.4 to the Registration Statement, and a related Indenture Supplement (the "Indenture Supplement") between the Issuer and the Indenture Trustee, substantially in the form filed as Exhibit 4.5 to the Registration Statement.

                  In connection with our engagement, we have made such legal and factual examinations and inquiries and have examined such corporate records, certificates and other documents as we have deemed necessary or advisable for purposes of this opinion. We have examined executed copies of the Registration Statement and the exhibits thereto.

                  We express no opinion as to the laws of any jurisdiction other than the laws of the Commonwealth of Virginia, the State of New York, the General Corporation Law of the State of Delaware and the laws of the United States of America.

                  Based upon and subject to the foregoing, we are of the opinion that, when the Notes of a particular series have been duly executed and authenticated in accordance with the terms of the Master Indenture and the related Indenture Supplement and delivered and sold as contemplated by the Registration Statement, such Notes will be legally issued, fully paid and non-assessable and will be enforceable in accordance with their terms subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, receivership, conservatorship and similar laws relating to or affecting creditors' rights generally and the application of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and except that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy related thereto.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to McGuireWoods LLP under the caption "Legal Matters" in the prospectus included in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          /s/ McGuireWoods LLP